EXHIBIT 4.5

SUPPLEMENTAL INDENTURE

          THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is made as of November 21, 2003, between Vivendi Universal S.A., a French société anonyme (the “Company”), and The Bank of New York, as trustee (the “Trustee”). Any term used but not defined herein shall have the corresponding meaning given to it in the Indenture.

RECITALS OF THE COMPANY

          The Company and the Trustee have heretofore executed and delivered an Indenture dated as of April 8, 2003 (the “Indenture”), pursuant to which the Company has heretofore issued its 9.25% Senior Notes due April 8, 2010, in the principal amount of $935,000,000, and its 9.50% Senior Notes due April 8, 2010, in the principal amount of €325,000,000 (collectively, the “Notes”). The Company desires to amend or eliminate certain provisions of the Indenture as hereinafter set forth.

          Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (as determined in accordance with Section 2.08 of the Indenture).

          All acts and things necessary to amend the Indenture and to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, have been done.

          NOW, THEREFORE, the Company hereby covenants and agrees with the Trustee as follows:

ARTICLE I

Amendments

          SECTION 1.01. Modification of Definitions.

          The following additions, deletions and alterations are hereby made in Section 1.01 of the Indenture:

(a) The following definitions are added to Section 1.01 of the Indenture:

"VUE/NBC Entity” means (1) any Person that owns, directly or indirectly, the assets transferred by the Company or its Restricted Subsidiaries in a VUE/NBC Transaction or assets owned by National Broadcasting Company, Inc. immediately prior to the consummation of a VUE/NBC Transaction (including, but not limited to, National Broadcasting Company, Inc.) and (2) any Person that is a successor by merger or consolidation to a Person identified in clause (1) or to whom such a Person transfers all or substantially all its assets.

"VUE/NBC Transaction” means the proposed combination of Vivendi Universal Entertainment LLLP with National Broadcasting Company, Inc. through the contribution of Universal Studios, Inc., Universal Pictures International Holdings B.V. and Universal Pictures International Holdings 2 B.V. or the businesses and assets of such entities to one or more Persons in one or a series of transactions in exchange for any combination of Capital Stock of a VUE/NBC Entity or VUE/NBC Entities and cash, and the restructuring of the existing interests in VUE, all substantially as contemplated by the Company’s Report on Form 6-K, furnished to the SEC on November 4, 2003, including the agreements contained therein, as the same may be amended, including any amendments thereto or additional agreements in connection with a restructuring of the existing VUE interests or to comply with regulatory requirements.

"VUE/NBC Transaction Agreements” means the agreements among, General Electric Company, National Broadcasting Company, Inc., the Company and others under which a VUE/NBC Transaction is to be consummated.

          (b) Clauses (15) and (16) of the definition of “Permitted Liens” are modified to move the word “and” from the end of clause (15) to the end of clause (16) and one additional clause is inserted as follows:

(17) Liens on Capital Stock of a VUE/NBC Entity to secure obligations of the Company or its Restricted Subsidiaries under or pursuant to the terms of the VUE/NBC Transaction Agreements.

          SECTION 1.02. Modification of Covenants.

          (a) Subclause (a) of clause (2) of Section 4.03 of the Indenture is modified to add the following proviso to the end of clause (a)(2):

, provided that the Company shall be permitted to exclude from any such quarterly reconciliation any information relating to a Person in which the Company or a consolidated Subsidiary of the Company has an investment that is accounted for by the Company using the equity method, the cost method or the equivalent of either;

          (b) Clause (8) of subsection (b) of Section 4.07 of the Indenture is modified to read as follows:

(8) in connection with a VUE/NBC Transaction, any Restricted Investment or other Restricted Payment for the purpose of defeasing the outstanding preferred stock of Vivendi Universal Entertainment LLLP;

          (c) Clauses (13) and (14) of subsection (b) of Section 4.08 of the Indenture are modified to move the word “and” from the end of clause (13) to the end of clause (14) and one additional clause is inserted as follows:

(15) restrictions on transfers of Capital Stock of a VUE/NBC Entity arising under the VUE/NBC Transaction Agreements.

          (d) Clauses (19) and (20) of subsection (b) of Section 4.09 of the Indenture are modified to move the word “and” from the end of clause (19) to the end of clause (20) and one additional clause is inserted as follows:

(21) Indebtedness of the Company or any Restricted Subsidiary arising under or pursuant to the provisions of the VUE/NBC Transaction Agreements.

          (e) Section 4.10 of the Indenture is modified to include the following sentence at the end of the first full paragraph of that section:

Notwithstanding anything to the contrary in this Indenture, clause (2) of this paragraph shall not apply to a VUE/NBC Transaction.

          (f) A new Section 4.23 is added to Article 4 of the Indenture as follows:

“Section 4.23 Certain Consent Fee Payments.

Not later than 5 Business Days after the consummation of a VUE/NBC Transaction, the Company will pay to holders of Notes of record on November 6, 2003 who delivered (and did not properly revoke) a valid consent to the Supplemental Indenture dated as of November 21, 2003, to this Indenture a consent fee of (1) $1.00 for each $1,000.00 in principal amount of Dollar Notes in respect of which a valid consent to such Supplemental Indenture was delivered (and not properly revoked) prior to the Expiration Date and (2) €1.00 for each €1,000.00 in principal amount of Euro Notes in respect of which a valid consent to such Supplemental Indenture was delivered (and not properly revoked) prior to the Expiration Date. For purposes of this Section 4.23, “Expiration Date” means 5:00 p.m., New York City time, on November 20, 2003.”

ARTICLE II

Effective Time

          SECTION 2.01 Effective Time of Amendments to Indenture.

          The amendments to the Indenture set forth in Article I of this Supplemental Indenture shall only become effective upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee.

ARTICLE III

Miscellaneous

          SECTION 3.01 Execution as Supplemental Indenture.

          This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture shall form a part of the Indenture. Except as herein expressly otherwise defined, the terms used herein shall have the same meaning as provided in the Indenture.

          Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

          SECTION 3.02 Responsibility for Recitals.

          The recitals herein shall be taken as statements of the Company, and the Trustee assumes no responsibility for the correctness thereof.

          SECTION 3.03 Successors and Assigns.

          All the covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns whether so expressed or not.

          SECTION 3.04 Governing Law.

          This Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the state of New York.

          SECTION 3.05 Conflicts.

          In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Supplemental Indenture, the terms and conditions of this Supplemental Indenture shall prevail.

          SECTION 3.06 Counterparts.

          This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date above first written.

VIVENDI UNIVERSAL S.A.

By:	/s/ DOMINIQUE GIBERT Name: DOMINIQUE GIBERT Title: DEPUTY CFO

By:	/s/ HUBERT DUPONT-LHOTELAIN Name: HUBERT DUPONT-LHOTELAIN Title: TREASURER

THE BANK OF NEW YORK as Trustee

By:	/s/ TREVOR BLEWER Name: TREVOR BLEWER Title: VICE PRESIDENT

5